Exhibit 10.5

November 21, 2002

Mr. David Perry

Dear David:

        On behalf of Anamax, Inc. (the "Company"), I am pleased to offer you the full time position of Chief Executive Officer of the ompany. Speaking for myself, as well as the other members of the Company's Board of Directors, we are all very impressed with your credentials and we look forward to your future success in this position.

        The terms of your new position with the Company are as set forth below:

        1.     Position.

          a.     You will become the Chief Executive Officer of the Company, working out of the Company's headquarters office in Palo Alto, California. As Chief Executive Officer, you will have overall responsibility for the strategy and business affairs of the Company. You will report to the Company's Board of Directors.

          b.     You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, except for your commitments to Nexprise, Inc., which shall not exceed ten percent (10%) of your business time, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, you may serve on the board of directors of up to two (2) other companies (including Nexprise, Inc.) without the written consent of the Company's Board of Directors, so long as such companies are not competitors to the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, other than your ownership of securities of Nexprise, Inc.

        2.     Start Date.    The effective date of your new position with the Company was September 16, 2002.

        3.     Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        4.     Compensation.

          a.     Base Salary.    You will be paid a monthly salary of $16,666.67, which is equivalent to $200,000 on an annualized basis. Your salary will be payable in pursuant to the Company's regular payroll policy. Your base salary will be reviewed annually as part of the Company's normal salary review process.

          b.     Bonus.    In addition to your base salary, you will be entitled to receive a bonus of up to $80,000 per year, based on the attainment of milestones to be determined by the compensation committee of the Board of Directors at the beginning of each fiscal quarter. This bonus will be payable, if earned, quarterly as determined mutually by you and the Compensation Committee of the Board of Directors. In the event that your employment with Company terminates before all or part of such bonus has been paid, you will forfeit the right to receive any unpaid bonus.

        5.     Stock Options.

          a.     Initial Grant.    In connection with the commencement of your full-time employment, the Board of Directors will grant you an option to purchase 750,627 shares of the Company's Common Stock ("Base Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the your Stock Option Agreement) and the remaining Base Shares will vest monthly thereafter at the rate of 1/48 of the total number of Base Shares per month, except as set forth in Section 8 below. Vesting will, of course, depend on your continued employment with the Company. This initial grant is in addition to the 54,728 shares you are entitled to receive in connection with services already rendered to the Company.

          b.     Milestone Grant.    In addition to the Initial Grant described above, in connection with the commencement of your full-time employment, the Board of Directors will grant you an option to purchase 500,418 shares of the Company's Common Stock (the "Milestone Shares") with an exercise price equal to the fair market value on the date of grant. These options shall vest on the five-year anniversary of your Vesting Commencement Date, but vesting of the Milestone Shares shall accelerate based on the attainment of the milestones set forth on Exhibit A to this letter or as set forth in Section 8 below. The options for Base Shares and Milestone Shares will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2001 Equity Incentive Plan and the Stock Option Agreement between you and the Company.

        6.     Benefits.

          a.     Insurance Benefits.    The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, subject to any eligibility requirements imposed by such plans.

          b.     Vacation; Sick Leave.    You will be entitled to vacation and sick leave pursuant to the Company's standard policies.

        7.     Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your start date.

        8.     Terms of Employment.

          a.     At-Will Employment.    Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except as set forth below in this Section 8.

          b.     Voluntary Resignation: Termination for Cause.    If you either voluntarily resign from the Company (other than as an Involuntary Termination (as defined below)) or the Company terminates your employment for Cause (as defined below), either before or after a Change in Control (as defined below), then you shall not be entitled to receive any severance or other benefits under this Section 8 or otherwise under this Agreement. Your benefits will be determined in either case under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

          c.     Severance Benefits.    In the event that you are terminated without Cause or subject to an Involuntary Termination before a Change in Control (each as defined below) and after the Company's Series B financing, (i) before September 9, 2003, you will entitled to receive your base salary for six months following the effective date of your termination and vesting of 6/48 of the Base Shares will be accelerated, or (ii) after September 9, 2003, you will be entitled to receive your base salary for twelve (12) months following the effective date of your termination and vesting of 12/48 of the Base Shares will be accelerated. The salary payments in the prior sentence will be made according to the Company's regular payroll policy (or in the same manner as other officers of the Company) and subject to applicable withholding taxes.

          d.     Change of Control.    Subject to Section 8(g) below, if your employment with the Company is terminated without Cause or you are subject to an Involuntary Termination in connection with or at any time within twelve (12) months after a Change of control, then in addition to the benefits provided in Section 8(c) above, you shall become vested in (i) the remaining unvested Base Shares and Milestone Shares if the Change of Control is a Liquidity Event or (ii) fifty percent (50%) of the remaining unvested Base Shares and Milestone Shares if the Change of Control is not a Liquidity Event. In addition, the Board of Directors may, in its sole discretion, accelerate the vesting of some or all of the Base Shares or Milestone Shares in connection with a Change of Control.

          e.     Definitions.    The following terms referred to in this Agreement shall have the following meanings:

            (i)    Change of Control.    "Change of Control" shall mean a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. For purposes of clarification, an equity financing will not be a Change of Control, even if equity securities representing greater than 50% of the total voting power of the Company are sold.

            (ii)   Cause.    "Cause" means (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) deliberate violation of a Company policy; (C) repeated unexplained or unjustified absence from the Company; (D) a material and willful violation of any federal or state law; (E) commission of any act of fraud with respect to the Company; (F) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (G) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company or (H) your death or Permanent Disability, in each case as determined in good faith by the Board.

            (iii)  Involuntary Termination.    "Involuntary Termination" means your voluntary termination of your employment with the Company within thirty (30) days following the occurrence of any of the following without your consent: (A) a material reduction or change in job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements prior to the Change in Control, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; (B) a reduction in your then-current base salary by at least 20%, provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction or (C) your refusal to relocate the principal place for performance of Company duties to a location more than fifty (50) miles from the Company's then current location at the time of the Change in Control.

            (iv)  Liquidity Event.    "Liquidity Event" means a Change of Control which results in the holders of the Company's Series A Preferred Stock receiving at least $3.5475 per share if before the Series B financing, and which results in the holders of the Company's Series B Preferred Stock receiving at least three (3) times the original purchase price for such shares if after the Series B financing. For the purposes of this Section 8, the consideration received by the holders of the Company's Series A Preferred Stock or Series B Preferred Stock shall be valued in the manner set forth in the Company's Certificate of Incorporation, as it may be amended from time to time.

            (v)   Permanent Disability.    "Permanent Disability" shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

          f.      Release.    If any events occur which entitle you to any benefits under this Section 8, as a condition to your receiving such benefits, you shall execute the Company's standard form of release releasing the Company from any claims relating to your employment or termination of your employment.

          g.     Limitation on Payments.    In the event that the severance benefits provided for in this Section 8 (A) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (B) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits hereunder shall be payable either: (X) in full, or (Y) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 8(g) shall be made in writing by the public accountants designated by the Company (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 8(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8(g).

          9.     Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,		ACCEPTED AND AGREED:
ANAMAX, INC.		DAVID PERRY

By:
	/s/ MARK LESCHLY	/s/ DAVID PERRY Signature
Title:
	Chairman of the Board	10/5/02 Date

August 30, 2005

Mr. David Perry

        Amendment of Offer Letter dated November 21, 2002

Dear David:

        The Board of Directors of Anacor Pharmaceuticals, Inc. (the "Company") has agreed to amend certain terms of your employment with the Company. Accordingly, your offer letter from the Company dated November 21, 2002 (the "Offer Letter") is amended as described below. All other provisions of the Offer Letter that are not modified by this Amendment, including but not limited to, the provision regarding at-will employment, remain in full force and effect. In addition, as described below, the Company is recommending that the Board of Directors grant to you an additional option to purchase shares of the common stock of the Company.

        Section 4a. of the Offer Letter is hereby amended to provide that effective June 3, 2005, your monthly base salary is increased to $20,833.33, which is equivalent to $250,000 on an annualized basis.

        Section 4b. of the Offer Letter is hereby amended to provide that effective June 3, 2005, you will be entitled to receive a bonus each year of up to 50% of your base salary based on the attainment of milestones to be determined by the compensation committee of the Board of Directors at the beginning of each year. This bonus will be payable, if earned, within 30 days following the end of each fiscal year. In the event that your employment with the Company terminates before all of part of such bonus has been paid, you will forfeit the right to receive any unpaid bonus. For purposes of fiscal year 2005, your total bonus opportunity at 100% achievement of milestones will be $106,000 (calculated as a maximum of $33,000 for the period of Jan 1 through June 2, 2005 and $73,000 for the period of June 3 through December 31, 2005).

        Section 5b. of the Offer Letter is hereby amended such that the vesting schedule of the Milestone Shares described in Section 5b. is as described in this paragraph and in the Addendum to Stock Option Grant (the "Addendum") attached to this Amendment. The Company acknowledges and agrees that the Milestone Shares subject to accelerated vesting based on completion of the first milestone described on Exhibit A of the Offer Letter are fully vested and exercisable by you as of the date of this letter agreement based on the Company's successful achievement of such milestone. The Company further agrees to revise the vesting schedule for the remaining unvested 50% of the Milestone Shares (the "Unvested Milestone Shares") such that 1/24 of the Unvested Milestone Shares (20,850 shares) will vest and become exercisable by you on a monthly basis beginning on August 1, 2005 and continuing on each monthly anniversary thereafter, assuming your continued employment with the Company.

        In connection with the execution of this Amendment, the Company will recommend that the Board of Directors grant you an option to purchase 1,427,400 shares of the Company's Common Stock (the "New Option Shares") with an exercise price equal to the fair market value on the date of the grant. The New Option Shares will vest and become exercisable at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (which shall be June 3, 2005) and the remaining New Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of New Option Shares per month. Vesting will, of course, depend on your continued employment with the Company.

        Please sign below to acknowledge and accept the terms of this Amendment and to agree that the terms of this Amendment supersede any conflicting terms of the Offer Letter and taken together with the Offer Letter constitute your entire agreement with respect to your employment with the Company.

Sincerely,

/s/ MARK LESCHLY Mark Leschly Chairman, Board of Directors
ACCEPTED AND AGREED:

/s/ DAVID PERRY David Perry

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